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                                 AMENDMENT NO. 1
                                     TO THE
                          VARI-LITE INTERNATIONAL, INC.
                                1997 OMNIBUS PLAN

         Pursuant to Section 17 of the Vari-Lite International, Inc. 1997 Omnibus Plan (the "Plan"), the Plan is hereby amended as follows:

         1. Section 2 of the Plan is hereby amended to read in its entirety as follows:

                  2.       SHARES OF STOCK SUBJECT TO THE PLAN

                           The Awards may be granted with respect to Common
                  Stock, $0.10 par value of the Company (the "Common Stock"). Shares delivered upon exercise of the Awards, at the election of the Committee (as hereinafter defined in Section 3), may be Common Stock that is authorized but previously unissued or stock reacquired by the Company or both. Subject to the provisions of Section 15, the maximum number of shares of Common Stock with respect to which the Awards may be granted under the Plan, including to any individual employee, shall not exceed 1,200,000. Any shares subject to an Award under the Plan, which Award for any reason expires or is terminated unexercised as to such shares, shall again be available for the grant of other Awards under the Plan; provided, however, that forfeited Common Stock or other securities shall not be available for further Awards if the Participant (as hereinafter defined in Section 4) has realized any benefits of ownership from such Common Stock.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 8th day of December, 1999.

                                  VARI-LITE INTERNATIONAL, INC.

                                  By:  /s/  H.R. Brutsche III
                                      ------------------------------------
                                           H.R. Brutsche III
                                           Chairman of the Board